Exhibit 16

Date:          July 22, 2009
Ref. No.:    860136

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously auditors for SECURELOGIC CORP. (the “Company”) and, under the date of April 9, 2008, we reported on the consolidated financial statements of the Company, as of and for the year ended December 31, 2007.  We have read the Company statements included under Item 4 of its Form 8-K/A dated July 20, 2009 and we agree with such statements.

Very truly yours,

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
A Member of Deloitte Touche Tohmatsu